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                                                                 EXHIBIT 99.2

[DEVX ENERGY LETTERHEAD]

( BW)(TX-DEVX-ENERGY)(DVXE) DevX Energy Announces Stock Repurchase

Business and Oil/Gas Editors

DALLAS--(BUSINESS WIRE)--Sept. 4, 2001--DevX Energy, Inc., (Nasdaq:DVXE), announced today that its Board of Directors has authorized a stock repurchase program (the "Repurchase Program"). The Board of Directors authorized the repurchase of up to 1 million shares of its outstanding common stock over a period of approximately 16 months ending on December 31, 2002. DevX currently has approximately 12.75 million shares of common stock outstanding. The Company expects to fund the Repurchase Program from cash on hand. The Repurchase Program will be implemented on the open market or in privately negotiated transactions from time to time. Repurchases of stock will be at management's discretion, depending upon price and availability. The repurchased shares will be held as treasury shares, which may be used to satisfy DevX's current and near term requirements under its equity incentive and other benefit plans and for other corporate purposes. Joseph T. Williams, Chairman, President and Chief Executive Officer of DevX Energy, Inc. commented, "We believe that our stock can present a very attractive investment opportunity for the Company. The implementation of the Repurchase Program serves to underscore our strong commitment to enhancing shareholder value." Mr. Williams went on to state that "We also believe that the four-part strategy announced on February 13, 2001 continues to be an appropriate direction for the Company and our efforts to seek attractive merger and sale opportunities will continue unabated while we pursue the Repurchase Program." Mr. Williams noted that "the price at which we might agree to such a business combination could be materially different from the price at which any particular transaction or transactions may be executed under the Repurchase Program."

DevX Energy, Inc. is an independent energy company engaged in the exploration, development, exploitation and acquisition of on-shore oil and natural gas properties in conventional producing areas of North America. Our properties are concentrated in six producing areas or basins and over 50% of our proved reserves are concentrated in south and east Texas.

We make forward-looking statements in this document, and in our public documents to which we refer, that are subject to risks and uncertainties in addition to those set forth above. These forward- looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those we express in our forward-looking statements. These and other risks are described in the company's publicly filed documents and reports that are available from the company and from the SEC.

CONTACT: DevX Energy, Inc.
William W. Lesikar, 972/233-9906
www.devxenergy.com